Termination of Reporting Obligations with the U.S. Securities and Exchange Commission

HALIFAX, Dec. 12, 2011 / (TSX: NSI.PR.D) - Nova Scotia Power Inc. (“Nova Scotia Power”) announces that today it will file a Post-Effective Amendment to its Registration Statement on Form F-9 with the United States Securities and Exchange Commission (the “SEC”), removing from registration all unsold debt securities as of the date of this filing.

Nova Scotia Power also announces that today it will file a Form 15F with the SEC with the intention of voluntarily terminating its reporting obligations under Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of this filing, Nova Scotia Power’s reporting obligations with the SEC, including its obligations to file annual reports on Form 40-F and furnish reports on Form 6-K, will immediately be suspended. Nova Scotia Power expects that this termination will become effective 90 days after filing the Form 15F with the SEC. Nova Scotia Power is current with its reporting requirements under the Exchange Act. Nova Scotia Power will continue to report its financial results in accordance with U.S. GAAP.

Forward-Looking Information

This press release contains forward-looking information and forward-looking statements which reflect the current views of Nova Scotia Power with respect to the Company’s objectives, plans, financial and operating performance, business prospects and opportunities. Wherever used, the words “would”, “will”, and similar expressions identify forward-looking statements and forward-looking information. Forward-looking statements and forward-looking information should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. Nova Scotia Power disclaims any intention or obligation to update or revise any forward-looking information or forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

About Nova Scotia Power

Nova Scotia Power Inc. (TSX-NSI.PR.D) has provided electricity to Nova Scotians for more than 80 years. The company provides electricity generation, transmission, and distribution services to approximately 490,000 customers in the province. Nova Scotia Power is transforming its generation to reduce its carbon footprint and enable new economic activity by replacing fossil fuels with renewable energy sources. The company has nearly $4.0 billion in assets and approximately 2,000 employees who are dedicated to safe work, enhanced customer service, system reliability and serving their communities. Nova Scotia Power is the largest wholly-owned subsidiary of Halifax-based Emera Inc., whose shares are listed on the Toronto Stock Exchange and trade under the symbols EMA and EMA.PR.A.

Contact:

Judy Steele, Chief Financial Officer (902)428-6157 or Jill MacDonald, Manager Investor Relations (902) 428-6486.